Exhibit 5.1

                             MANAGEMENT CERTIFICATE

                                November 7, 2000

Fenwick & West LLP
Two Palo Alto Square
Palo Alto, California 94306

Ladies and Gentlemen:

         The following information and representations are being furnished to you in connection with a registration statement (the "Registration Statement") on Form S-3 to be filed with the Securities and Exchange Commission on or about November 7, 2000 under the Securities Act of 1933, as amended, in connection with the registration of an aggregate of 2,143,870 shares of the Common Stock (the "Stock") of Cellegy Pharmaceuticals, Inc., a California corporation (the "Company"), 474,646 of which will be issued by the Company upon the exercise of warrants (the "Warrants") and 1,669,224 of which are presently issued and outstanding and will be sold by certain selling stockholders of the Company. You may rely upon this Management Certificate in the preparation of the opinion of counsel that you will deliver as Exhibit 5.01 of the Registration Statement and in any opinion that you may deliver to our transfer agent, but this Management Certificate may not be relied upon by any other person or entity. Capitalized terms not otherwise defined herein shall have the same meanings that such capitalized terms have in your opinion.

         The Company hereby represents and warrants to you that the following statements are true and complete in every material respect on and as of the date of this Certificate.

                  1. The Company is a California corporation engaged in the business of developing prescription drugs and skin care products. The Company is not engaged in the banking business, the trust company business or in the practice of any profession, such as law or medicine, permitted to be incorporated by the California Corporations Code.

                  2. The Company has provided you true and complete copies of all actions, consents and minutes of all meetings of, the Company's Board of Directors and shareholders, each of which is contained in the minute books of the Company. Written minutes were prepared for all meetings of the Company's Board of Directors and shareholders. All copies of such actions, consents and minutes are true and complete copies of the originals. The Amended and Restated Articles of Incorporation, Bylaws, and stock records of the Company identified in your opinion accurately describe all of the Company's issuances of shares of its capital stock and of any options, warrants or other rights to purchase such capital stock and accurately describe all currently reserved shares of capital stock. The Company is not aware of any contract, obligation or other commitment of the Company that might have a material effect on the opinion you will deliver pursuant to the Registration Statement, other than those listed or in your opinion, true and complete copies of which have been furnished to you.
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                  3. The  Company  has filed in order to qualify to do  business with, and is qualified to do business in, the State of California. The Company has its principal business operations in the United States. The Company has timely filed all federal and California tax returns required by law and has paid
all  taxes,  assessments,   interest  and  penalties  owing  to  applicable  tax
authorities.

                  4. The Company has not received notice of the revocation of its authority to do business, and to the knowledge of the Company, is in good standing in the State of California. The Company has no knowledge of any vote or written consent of the shareholders electing to initiate a voluntary or involuntary liquidation, winding-up or dissolution of the Company nor any calling of a meeting of shareholders for that purpose. The Company's Board of Directors has not elected to initiate a voluntary or involuntary liquidation, winding-up or dissolution of the Company nor called a meeting to do so. None of the members of the Board of Directors and none of the shareholders has initiated any action seeking the involuntary dissolution of the Company. Neither the Company nor any shareholder has received any communication from any other person threatening the Company with commencement of involuntary liquidation proceedings. No petition is pending before any court of the United States under which the Company is a debtor or an alleged debtor pursuant to the U.S. Bankruptcy Code.

                  5. The Company has a valid business license and, to the knowledge of the Company, has all other licenses, permits, franchises or governmental authorizations required for the conduct of its business.

                  6. The Amended and Restated Articles of Incorporation and Bylaws of the Company that are listed in your opinion are the currently effective Amended and Restated Articles of Incorporation and bylaws of the Company, respectively. Neither the Board of Directors nor the shareholders of the Company have approved or adopted any change or amendment to such Amended and Restated Articles of Incorporation or Bylaws.

                  7. The current officers of the Company are Dan Azarnoff, John Chandler, K. Michael Forrest, and A. Richard Juelis.

                  8. The current directors of the Company are Felix J. Baker, Jack L. Bowman, K. Michael Forrest, Tobi B. Klar, Ronald J. Saldarini, Alan A. Steigrod, Carl R. Thornfeldt, and Larry J. Wells.

                  9. The Board of Directors of the Company approved the filing of the Registration Statement at meetings held on February 29, 2000, April 11, 2000, May 31, 2000, and August 7, 2000. Such approvals have not been amended, modified or rescinded and no other action has been taken by the Board of Directors of the Company with respect to the Registration Statement.

                  10. On the date of this Management Certificate, a total of 20,000,000 shares of Common Stock are authorized, of which no more than 12 million shares are issued and outstanding.

                  11. There are no preemptive rights or any options, warrants, conversion privileges or other rights (or agreements for any such rights) outstanding to acquire any of the

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Company's  securities  from the Company,  except for: (i) no more than 2,198,841 shares of Common Stock under the Company's 1995 Equity Incentive Plan issuable upon exercise of options outstanding as of October 31, 2000, (ii) no more than 174,500 of Common Stock under the Directors' Stock Option Plan issuable upon exercise of options outstanding as of October 31, 2000, (iii) no more than 75,500 shares of Common Stock reserved for issuance under the Company's 1995 Directors Stock Option Plan, (iv) no more than 1,164,605 shares of Common Stock reserved for issuance under the Company's 1995 Equity Incentive Plan and (v) warrants to purchase no more than 1,005,600 shares of Common Stock, including the Warrants being registered. Except as described above, the Company has no benefit, bonus, incentive or similar plan authorizing the issuance to employees, consultants or directors of any stock of the Company, or any other securities of the Company.

                  12. All of the outstanding shares of Stock were fully paid for either in cash and/or property (other than, with respect to any purchaser who is not a service provider to the Company, a promissory note that is not adequately secured by assets other than the Company's shares) and/or past services actually rendered, as approved by the Company's Board of Directors.

                  13. Each of the agreements pursuant to which the Stock was originally purchased has been signed and delivered to the other parties thereto by an officer or officers of the Company, who were authorized by the Board of Directors of the Company to do so, and have been delivered by such officer or officers or their delegates to such parties. At the time of such delivery of each such agreement, the Company intended to be bound by such Agreement.

                  14. To the knowledge of the Company, all approvals, consents, or authorizations of, and filings with, any federal or California governmental authority required on the part of the Company in order to enable the Company to execute, deliver and perform its obligations in connection with the offering described in the Registration Statement have been made, except for the filing of the Registration Statement.

                  15. The Company is registered as a reporting company pursuant to Section 12(b) of the 1934 Act. The Company has been such a reporting company, has filed all the material required to be filed pursuant to Sections 13 and 14 of the 1934 Act (such as Forms 10-K, 10-Q and 8-K, proxy statements, annual reports, tender offer reports and notifications of going private transactions) for a period of at least 12 calendar months immediately preceding the filing of the Registration Statement, and has timely filed all reports required to be filed during the 12 calendar months and any portion of a month immediately preceding the filing of the Registration Statement.

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                  16.  Neither  the  Company  nor  any  of its  consolidated  or unconsolidated subsidiaries, has since December 31, 1999: (a) failed to pay any dividend or sinking fund installment on Preferred Stock; (b) defaulted on any installment on indebtedness for borrowed money or on any rental on one or more long-term leases, which defaults (in case of either clause (a) or (b) above) in the aggregate are material to the financial position of the Company and its consolidated and unconsolidated subsidiaries taken as a whole.

         In Witness Whereof, the undersigned have executed this Management Certificate as of the date first written above.

                                        Cellegy Pharmaceuticals, Inc.


                                        By:  /s/ K. Michael Forrest
                                             -----------------------
                                             K. Michael Forrest, President


                                        By:  /s/ A. Richard Juelis
                                             -----------------------
                                             A. Richard Juelis, Secretary


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